April 5, 2012

James Richardson
620 Filbert Ct.
Walnut Creek, CA 94598

Dear Jim:

This letter (sometimes referred to herein as the “Agreement”) sets forth the terms and conditions of your separation from Amyris, Inc. (“Amyris” or the “Company”). Your last day of employment at Amyris will be March 30, 2012 (the “Separation Date”), and you will be paid on that date all wages, including any accrued but unused vacation, subject to standard payroll deductions and withholdings.

The last day of vesting of your Amyris stock options will be the Separation Date, after which you have 3 months in which to exercise any portion of your stock options vested through that date. All unvested portions of the Amyris stock options issued to you will be canceled effective as of the Separation Date.

Your health benefits through Amyris, including comprehensive medical, dental and vision insurance coverage will cease effective March 31, 2012. Subsequent to this date, you may have the ability to extend your medical, dental and vision coverage under the federal COBRA law, or if applicable, state insurance laws, at your own expense (except to the extent otherwise provided below). Information regarding your COBRA rights will be provided to you under separate cover. Your entitlement to Company benefits will cease effective as of the Separation Date, including (but not limited to): long term disability, life, and AD&D, as well as vacation accruals, and the opportunity for program participation in the Amyris 401K plan. Subsequent to the Separation Date, you may have the ability to extend your medical flexible spending benefit under COBRA at your own expense.

Each of the above matters will occur whether or not you sign this Agreement below. However, you will only receive the benefits described in the bullet points below if you agree to and comply with all of the terms of this Agreement, including those that follow.

In exchange for your agreement to the following terms, including the release of claims set forth herein, and your compliance with the terms of this Agreement, as provided in your Offer Letter dated December 21, 2010 (your “Offer Letter”), Amyris will provide you with additional assistance for your transition from Amyris, as outlined below:

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Provided you have signed and delivered to Amyris this Agreement, including the release of claims set forth herein, by no later than the deadline for returning this Agreement set forth in the final paragraph of this Agreement, Amyris will pay you a lump sum equal to the number of months of your current base salary to which you would be eligible to be paid for the remainder of 2012 under the severance provision of your Offer Letter (i.e., April 1, 2012 through

December 31, 2012). This amount, less all required taxes and withholding, will be paid with the next payroll cycle following the expiration of the 7-day revocation period described herein below.

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If you have not commenced another Engagement (as defined below) by January 1, 2013, provided you have not breached the terms of this Agreement and your release of claims herein continues to be in effect, Amyris will pay you a lump sum equal to your remaining base salary that would be paid in 2013 under the severance provision of your Offer Letter (i.e., January 1, 2013 through March 31, 2013). This amount, less all required taxes and withholding, will be paid with the next payroll cycle following your written certification to Amyris that you have not yet commenced another Engagement by January 1, 2013, which certification must be delivered by you to Amyris by no later than January 10, 2013. An "Engagement" means employment with another employer or participation in any consulting or advisory arrangement or any other arrangement that involves any form of remuneration, including remuneration for services performed by you as an officer, director, employee, representative or agent of, or in any other capacity for, any other person or entity.

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If you timely elect to continue your health insurance coverage under COBRA following your Separation Date, then Amyris will pay your monthly premium under COBRA until the earlier of (i) 12 months following the Separation Date, or (ii) the date upon which you commence employment with another entity other than Amyris or participate in any other Engagement.

As provided in your Offer Letter, you will notify Amyris in writing within 5 days of your receipt of an offer of employment with any entity other than Amyris or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing; the salary and benefits continuation benefits provided above are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement.

You acknowledge and agree that the foregoing benefits will constitute satisfaction in full by Amyris of all benefits to which you may be entitled in connection with the termination of your employment under your Offer Letter, and that such benefits are payable only upon your satisfaction of all conditions herein.

In consideration for Amyris providing you with the benefits described in the preceding paragraph, you hereby generally and completely release Amyris and its affiliates, divisions, subsidiaries, parents, predecessors, successors and its and their present and former shareholders, Board members, officers, managers, employees, insurers, attorneys, representatives, agents and assigns (collectively, the “Released Parties”) from any and all complaints, claims, charges, causes of action, liabilities and obligations of any kind, both known and unknown, which you may now have or have ever had against any of the Released Parties, that arise out of or are in any way related to events, acts, conduct or omissions occurring at any time prior to your signing this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interest in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Equal Pay Act (as amended), the federal Americans with Disabilities Act (as amended), the federal Family and Medical Leave Act of 1993 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended), the Older Workers Benefit Protection Act of 1990, the federal Employee Retirement Income Security Act of 1974 (as amended), the California Fair Employment and Housing Act (as amended), and the California Family Rights Act (as amended). However, nothing in this letter is intended to (1) release or shall have the effect of releasing any claim that cannot be released by private agreement, or (2) prevent or have the effect of preventing you from filing a charge with or participating in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency, or the National Labor Relations Board. However, to the extent permitted by law, you hereby waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or related to your employment or separation from employment with the Company.

You understand that this Agreement includes a release of all known and unknown claims. In granting the release herein in favor of the Released Parties, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

You agree that neither you nor anyone acting at your urging or in concert with you will make any written or oral statement about any of the Released Parties or Amyris products or programs which you know or reasonably should know to be untrue. You further agree that neither you nor anyone acting at your urging or in concert with you will make any disparaging written or oral statement about the Released Parties or any disparaging or negative written or oral statement about Amyris products or programs. Nothing in this paragraph shall prevent you, or anyone, from providing truthful information, if required by law or legal process.

You agree to keep confidential all information relating to the terms of this Agreement, although you may disclose its terms to your attorney, financial advisor and spouse or domestic partner. However, before you disclose any such information to your spouse or domestic partner, you agree to obtain such person's promise to maintain the information in confidence and you agree to assume responsibility for any disclosures that person may make.

You expressly acknowledge that you continue and will continue after the Separation Date to be bound by the terms of the Proprietary Information and Inventions Agreement (“PIIA”) and the Mutual Agreement to Binding Arbitration (the “Arbitration Agreement”) dated January 28, 2011, which you entered into with Amyris in connection with the commencement of your employment, copies of which are enclosed with this letter Agreement.

You agree that you will immediately return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, mobile phones, smartphones, PDAs, flash drives, external hard drives and discs), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on or before the Separation Date. In addition, if you have used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. You further agree to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. Your compliance with the terms of this paragraph is a condition precedent to your eligibility to receive the transition benefits described above.

You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of yourself or any other person or entity, against any of the Released Parties. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential claim or cause of action of any kind against the Released Parties and you will not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law.

You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, veteran status, medical condition, genetic information or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under any federal or state law, and that you have not suffered any job-related wrongs or injuries for which you have not already filed a claim. You further acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive, in connection with your employment relationship with the Company, any additional compensation, separation pay or benefits after the Separation Date, with the sole exception of any benefit your right to which has vested under the express terms of a Company benefit plan document. You represent and warrant that all of the factual representations made herein, all of which induce the Company to enter into this Agreement, are true in all material respects.

In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge the following:

•	You have carefully reviewed and fully understand all of the terms of this Agreement.

•	This Agreement does not waive or release rights under the Age Discrimination in Employment Act that may arise after the date you sign this Agreement.

•	This Agreement provides for consideration in addition to anything of value to which you are already entitled.

•	You have been advised to consult an attorney before signing this Agreement and have had the opportunity to do so.

•	You have received as an enclosure to this Agreement a document entitled “Disclosure Under Title 29 U.S. Code Section 626(f)(1)(H).”
You acknowledge that you were provided, beginning on March 29, 2012, a period of 45 days to consider signing a general release of claims in exchange for receipt of severance benefits from the Company. You agree that changes to the severance benefits previously offered by the Company and the terms of this Agreement do not restart the running of the 45-day consideration period previously provided to you.

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You have the right to revoke this Agreement within seven (7) days after signing it. In order for you to revoke this agreement, Amyris must receive a signed document from you which states that you wish to revoke this Agreement within seven (7) days after you accepted the Agreement. In the event you do so revoke it, this Agreement will be null and void in its entirety, and you will not receive the benefits of it.

This letter, together with the PIIA and Arbitration Agreement, is the full and final expression of our agreement regarding the termination of your employment with Amyris, and supersedes all prior discussions or agreements between us (written or oral) regarding the termination of your employment. This Agreement cannot be changed or modified, in whole or in part, other than in writing signed by both you and an authorized representative of Amyris. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Amyris, and inure to the benefit of both you and Amyris, and your and its heirs, successors and assigns. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California (including all matters of construction, validity and performance), without regard to conflicts of law principles. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

[Remainder of this Page Intentionally Left Blank]

To accept this Agreement, please sign and date this letter and return it to Debra Thompson by May 13, 2012. (An extra copy for your records is enclosed.)

/s/ Julia Tran                    4/5/2012
Julia Tran             Date
Vice President, Human Resources

Enclosures:
Proprietary Information and Inventions Agreement
Mutual Agreement to Binding Arbitration
Disclosure Under Title 29 U.S. Code Section 626(f)(1)(H)

By signing this letter, I, James Richardson, acknowledge that I have had the opportunity to review this Agreement, that I understand the terms of the Agreement, and that I voluntarily agree to all of the terms in this Agreement.

/s/ James Richardson                4/6/2012
James Richardson                Date